Exhibit 3.6

FORM OF PLAN OF CONVERSION

OF

EPIEN MEDICAL, INC., A MINNESOTA CORPORATION

TO

EPIEN MEDICAL, INC., A NEVADA CORPORATION

THIS PLAN OF CONVERSION, dated as of [●], 2022 (this “Plan”), is hereby adopted by EPIEN Medical, Inc., a Minnesota corporation (the “Corporation”), in order to set forth the terms, conditions, and procedures governing the conversion of the Corporation from a Minnesota corporation to a Nevada corporation pursuant to Chapter 92A of the Nevada Revised Statutes, the Nevada Conversion Act as amended (the “NCA”), and Chapter 78 of the Nevada Revised Statutes, as amended (the “NV Corporations Act”), and Section 302A.682 through Section 302A.692 of the Minnesota Business Corporations Act, as amended (the “MBCA”).

RECITALS:

A. The Corporation is a corporation established and existing under the laws of the State of Minnesota.

B. Conversion of a Minnesota corporation into a Nevada corporation is permitted under Section 92A.195 and other relevant sections of the NCA and Section 302A.682 of the MBCA.

C. The Board of Directors of the Corporation has determined that it would be advisable and in the best interests of the Corporation and its shareholders for the Corporation to convert from a Minnesota corporation to a Nevada corporation pursuant to Section 92A.195 and other relevant sections of the NCA and Section 302A.682 through 302A.692 of the MBCA.

D. The Board of Directors has authorized, approved, and adopted the form, terms, and provisions of this Plan and submitted this Plan to the Corporation’s shareholders for approval, and the Corporation’s shareholders have approved this Plan.

NOW, THEREFORE, the Corporation hereby adopts this Plan as follows:

1. Conversion; Effect Of Conversion.

(a)	At the Effective Time (as defined in Section 3 below), the Corporation shall be converted from a Minnesota corporation to a Nevada corporation pursuant to Section 92A.240 of the NCA and Section 302A.691 of the MBCA (the “Conversion”) and the Corporation, as converted to a Nevada corporation (the “Converted Corporation”), shall thereafter be subject to all of the provisions of the NV Corporations Act, except that, notwithstanding Section 78.050 of the NV Corporations Act, the existence of the Converted Corporation shall be deemed to have commenced on the date the Corporation commenced its existence in the State of Minnesota.

(b)	At the Effective Time, by virtue of the Conversion and without any further action on the part of the Corporation or its shareholders, the Converted Corporation shall, for all purposes of the laws of the State of Nevada and the State of Minnesota, be deemed to be the same entity as the Corporation. At the Effective Time, by virtue of the Conversion and without any further action on the part of the Corporation or its shareholders, for all purposes of the laws of the State of Nevada, all of the rights, privileges and powers of the Corporation, and all property, real, personal and mixed, and all debts due to the Corporation, as well as all other things and causes of action belonging to the Corporation, shall remain vested in the Converted Corporation and shall be the property of the Converted Corporation and the title to any real property vested by deed or otherwise in the Corporation shall not revert or be in any way impaired by reason of the Conversion; but all rights of creditors and all liens upon any property of the Corporation shall be preserved unimpaired, and all debts, liabilities, and duties of the Corporation shall remain attached to the Converted Corporation at the Effective Time, and may be enforced against the Converted Corporation to the same extent as if said debts, liabilities, and duties had originally been incurred or contracted by the Converted Corporation in its capacity as a corporation of the State of Nevada. The rights, privileges, powers and interests in property of the Corporation, as well as the debts, liabilities, and duties of the Corporation, shall not be deemed, as a consequence of the Conversion, to have been transferred to the Converted Corporation at the Effective Time for any purpose of the laws of the State of Nevada.

(c)	The Corporation shall not be required to wind up its affairs or pay its liabilities, and distribute its assets, and the Conversion shall not be deemed a dissolution of the Corporation and shall constitute a continuation of the existence of the Corporation in the form of a Nevada corporation. The Converted Corporation is the same entity as the Corporation. The Conversion shall not be deemed to affect any obligations or liabilities of the Corporation incurred prior to the Conversion or the personal liability of any person incurred prior to the Conversion.

(d)	At the Effective Time, the name of the Converted Corporation shall be: EPIEN Medical, Inc.

(e)	The Corporation intends for the Conversion to constitute a reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the “Code”), and for this Plan to constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g).

2. Filings. As soon as practicable following the date hereof, the Corporation shall cause the Conversion to be effective by:

(a)	executing and filing (or causing to be executed and filed) an Articles of Conversion pursuant to Section 302A.686 of the MBCA in a form reasonably acceptable to any officer of the Corporation (the “Minnesota Articles of Conversion”) with the Minnesota Secretary of State;

(b)	executing and filing (or causing to be executed and filed) an articles of conversion pursuant to Section 92A.205 of the NCA in a form reasonably acceptable to any officer of the Corporation (the “Articles of Conversion”) with the Nevada Secretary of State; and

(c)	executing, acknowledging, and filing (or causing to be executed, acknowledged and filed) Articles of Incorporation of EPIEN Medical, Inc., pursuant to Section 92A.205 of NCA and the NV Corporations Act substantially in the form set forth on Exhibit A hereto (the “Nevada Articles of Incorporation”) with the Nevada Secretary of State.

3. Effective Time. The Conversion shall become effective upon the filing and effectiveness of the Minnesota Articles of Conversion, the Nevada Articles of Conversion, and the Nevada Articles of Incorporation with the applicable secretary of state (the time of the effectiveness of the Conversion, the “Effective Time”).

4. Effect Of Conversion On Common Stock. Upon the terms and subject to the conditions of this Plan, at the Effective Time, by virtue of the Conversion and without any further action on the part of the Corporation or its shareholders, every three (3) shares of issued Common Stock, par value $0.01 per share, of the Corporation (“Corporation Common Stock”) shall convert into one (1) validly issued, fully paid and nonassessable share of Common Stock, par value $0.0001 per share, of the Converted Corporation (“Converted Corporation Common Stock”). Following the Effective Time, all Corporation Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of Corporation Common Stock immediately prior to the Effective Time shall cease to have any rights with respect thereto.

5. Effect Of Conversion On Outstanding Options, Warrants And Other Rights. Upon the terms and subject to the conditions of this Plan, at the Effective Time, by virtue of the Conversion and without any further action on the part of the Corporation or its shareholders, every three (3) options, warrants, or other rights to acquire shares of Corporation Common Stock outstanding immediately prior to the Effective Time shall convert into one (1) equivalent option, warrant, or other right to acquire, upon the same terms and conditions as were in effect immediately prior to the Effective Time, the same number of shares of the Converted Corporation.

6. Effect Of Conversion On Stock Certificates. Upon the terms and subject to the conditions of this Plan, at the Effective Time, all of the outstanding certificates that immediately prior to the Effective Time represented shares of Corporation Common Stock immediately prior to the Effective Time shall be deemed for all purposes to continue to evidence ownership of and to represent the same number of shares of Converted Corporation Common Stock into which the shares represented by such certificates have been converted as provided herein. The registered owner on the books and records of the Converted Corporation or its transfer agent of any such outstanding stock certificate shall, until such certificate shall have been surrendered for transfer or conversion or otherwise accounted for to the Converted Corporation or its transfer agent, have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon the shares of the Converted Corporation evidenced by such outstanding certificate as provided above.

7. Effect Of Conversion On Employee Benefit, Incentive Compensation Or Other Similar Plans. Upon the terms and subject to the conditions of this Plan, at the Effective Time, by virtue of the Conversion and without any further action on the part of the Corporation or its shareholders, each employee benefit plan, incentive compensation plan or other similar plan to which the Corporation is a party shall continue to be a plan of the Converted Corporation. To the extent that any such plan provides for the issuance of Corporation Common Stock, at the Effective Time, such plan shall be deemed to provide for the issuance of Converted Corporation Common Stock on the same conversion basis as described in Section 4. A number of shares of Converted Corporation Common Stock shall be reserved for issuance under such plan or plans equal to the number of shares of Corporation Common Stock so reserved immediately prior to the effective date of the Conversion on the same conversion basis as described in Section 4.

8. Filing, Licenses, Permits, Titled Property, Etc. As necessary, following the Effective Time, the Converted Corporation shall apply for new qualifications to conduct business (including as a foreign corporation), licenses, permits, and similar authorizations on its behalf and in its own name in connection with the Conversion and to reflect the fact that it is a corporation duly formed and validly existing under the laws of the State of Nevada. As required or appropriate, following the Effective Time, all real, personal or intangible property of the Corporation which was titled or registered in the name of the Corporation shall be re-titled or re-registered, as applicable, in the name of the Converted Corporation by appropriate filings or notices to the appropriate party (including, without limitation, any applicable governmental agencies).

9. Further Assurances. If, at any time after the Effective Time, the Converted Corporation shall determine or be advised that any deeds, bills of sale, assignments, agreements, documents or assurances or any other acts or things are necessary, desirable or proper, consistent with the terms of this Plan, (a) to vest, perfect or confirm, of record or otherwise, in the Converted Corporation its right, title or interest in, to or under any of the rights, privileges, immunities, powers, purposes, franchises, properties or assets of the Corporation, or (b) to otherwise carry out the purposes of this Plan, the Converted Corporation, its officers and directors and the designees of its officers and directors, are hereby authorized to solicit in the name of the Converted Corporation any third-party consents or other documents required to be delivered by any third-party, to execute and deliver, in the name and on behalf of the Converted Corporation all such deeds, bills of sale, assignments, agreements, documents and assurances and do, in the name and on behalf of the Converted Corporation, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, immunities, powers, purposes, franchises, properties or assets of the Corporation and otherwise to carry out the purposes of this Plan.

10. Effect Of Conversion On Directors And Officers. The members of the Board of Directors of the Corporation and the officers of the Corporation immediately prior to the Effective Time shall continue in office following the Effective Time as the directors and officers of the Converted Corporation, respectively, until the expiration of their respective terms of office and until their successors have been duly elected and have qualified, or until their earlier death, resignation, or removal.

11. Nevada Bylaws. To the fullest extent permitted by law, at the Effective Time, the bylaws of the Converted Corporation shall be substantially in the form set forth on Exhibit B hereto (the “Nevada Bylaws”), and the Board of Directors of the Converted Corporation shall approve and ratify the Nevada Bylaws as promptly as practicable following the Effective Time.

12. Implementation And Interpretation. This Plan shall be implemented and interpreted, prior to the Effective Time, by the Board of Directors of the Corporation and, upon the Effective Time, by the Board of Directors of the Converted Corporation, (a) each of which shall have full power and authority to delegate and assign any matters covered hereunder to any other party(ies), including, without limitation, any officers of the Corporation or the Converted Corporation, as the case may be, and (b) the interpretations and decisions of which shall be final, binding, and conclusive on all parties.

13. Amendment. This Plan may be amended or modified by the Board of Directors of the Corporation at any time prior to the Effective Time, provided that such an amendment shall not alter or change (a) the amount or kind of shares or other securities to be received hereunder by the shareholders of the Corporation, (b) any term of the Articles of Incorporation or the Bylaws, other than changes permitted to be made without shareholder approval by the NV Corporations Act, or (c) any of the terms and conditions of this Plan if such alteration or change would adversely affect the shareholders of the Corporation.

14. Termination Or Deferral. At any time prior to the Effective Time, (a) this Plan may be terminated, and the Conversion may be abandoned by action of the Board of Directors of the Corporation, notwithstanding the approval of this Plan by the shareholders of the Corporation, and (b) the consummation of the Conversion may be deferred for a reasonable period of time if, in the opinion of the Board of Directors of the Corporation, such action would be in the best interests of the Corporation and its shareholders. In the event of termination of this Plan, this Plan shall become void and of no effect and there shall be no liability on the part of the Corporation, its Board of Directors, or shareholders with respect thereto.

15. Third Party Beneficiaries. This Plan shall not confer any rights or remedies upon any person other than as expressly provided herein.

16. Severability. Whenever possible, each provision of this Plan will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Plan is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Plan.

17. Governing Law. This Plan shall be construed in accordance with and governed by the law of the State of Nevada, without regard to the conflict of laws provisions thereof.

18. Tax Reporting. The Conversion is intended to be a “reorganization” for purposes of Section 368(a) of the Code, and this Plan of Conversion is hereby adopted as a “plan of reorganization” for purposes of Section 368(a)(1)(F) of the Code.

Exhibit A

Nevada Articles of Incorporation

(see insert)

Exhibit B

Nevada Bylaws

(see insert)

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